Exhibit 5.1

December 1, 2016

Palatin Technologies, Inc.
4B Cedar Brook Drive
Cranbury, New Jersey 08512

Re: Registration Statement on Form S-3 File No. 333-206047

Ladies and Gentlemen:

We have acted as counsel to Palatin Technologies, Inc. (the “Company”) in connection with the above referenced Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus, dated August 18, 2015, contained therein (the “Base Prospectus”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of securities of the Company to be offered from time to time; a Preliminary Prospectus Supplement, dated November 30, 2016, to the Base Prospectus (the “Preliminary Prospectus Supplement”); and a Prospectus Supplement, dated December 1, 2016, to the Base Prospectus (together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of an aggregate of $16.5 million in Series A Units (the “Series A Units” or “Units”). Each Series A Unit consists of (i) one share (each, a “Share”) of common stock, $0.01 par value per share, of the Company (the “Common Stock”) and (ii) one Series J Warrant to purchase 0.5 of a share of Common Stock at an exercise price equal to $0.80 per share (each, a “Series J Warrant,” and collectively the “Warrants”). The Units will be sold pursuant to an Underwriting Agreement, dated December 1, 2016, by and between the Company and Canaccord Genuity Inc., as representative of the underwriters listed on Schedule I attached thereto.

In rendering this opinion, we have examined the Registration Statement, the Prospectus, and such other documents and reviewed such questions of law as we have deemed advisable in order to render our opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, that all parties (other than the Company) had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that all such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, that such agreements or instruments are valid, binding and enforceable obligations of such parties, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In providing this opinion, we have further relied as to certain matters on information obtained from public officials and officers of the Company.

As a result of and subject to the foregoing, we are of the opinion that:

1.
The shares of Common Stock, when issued and delivered (i) against payment of the consideration therefor specified in the Underwriting Agreement or (ii) upon the valid exercise of the Warrants, will be validly issued, fully paid and non-assessable.

2.
When the Warrants have been duly executed and delivered by the Company against payment of the consideration therefor specified in the Underwriting Agreement, such Warrants will constitute legal, valid, and binding obligations of the Company.

3.
When the Units have been duly executed and delivered by the Company against payment of the consideration therefor specified in the Underwriting Agreement, such Units will constitute legal, valid, and binding obligations of the Company.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument, the Units, the shares of Common Stock or the Warrants may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

Our opinion expressed above is limited to the General Corporation Laws of the State of Delaware and laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

This opinion letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the shares of Common Stock, the Warrants, the Units, the Registration Statement or the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named under the caption “Legal Matters” contained in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP